MASTER SERVICE AGREEMENT

This Master Service Agreement (the “Agreement”) is made as of October 2, 2007 (the “Effective Date”) between Northern Lipids Inc., a contract research organization, with its principal place of business located at BC Research Institute, 3650 Wesbrook Mall, Vancouver B.C., Canada V6S 2L2 (“NLI”), and Neurokine Pharmaceuticals Inc. with its principal place of business located at 1275 West 6th Avenue, Vancouver, B.C. Canada (“Developer”).

1.  Services.

1.1 Services Schedules.  NLI will provide, under the terms of this Agreement, the services (the “Services”) that are mutually agreed upon and described on attachments to this Agreement (each, a “Services Schedule”), substantially in the form of the attached Schedule A - Sample Services Schedule, in respect of the research, formulation, analysis, preparation or other project (each, a “Study”) described or referenced in the Services Schedule.  Each Services Schedule will be effective, incorporated into and form a part of this Agreement when duly executed by both parties.  Each Services Schedules will be numbered for identification and will set out with specificity the Services to be performed, the time line for the performance of the Services, the costs associated with the Services, the schedule of payments for the performance of the Services and any additional terms the parties mutually agree to include.  There will be no limit to the number of Services Schedules that the parties may attach to this Agreement.

1.2 Performance of Services.  NLI warrants that it will perform the specific tasks set forth in each Services Schedule in accordance with: (a) the terms of this Agreement, (b) all reasonable instructions from Developer, to the extent they are not in conflict with subsection (a), (c) all applicable laws and regulations, (d) environmental laws and regulations, and (e) applicable industry standards.  In the event of a breach of any of the warranties in subsections (a) through (e), the sole obligation of NLI will be to re-perform the Services in accordance with such warranties.  All Services provided by NLI hereunder are provided for research purposes only and are not related to any commercial development by Developer of any product or compound described in an applicable Services Schedule.  THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS.  EXCEPT AS PROVIDED IN SECTION 7, NLI DISCLAIMS AND DEVELOPER WAIVES ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES ALL IMPLIED OR STATUTORY WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TITLE OR NON-INFRINGEMENT AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SERVICES PROVIDED UNDER THIS AGREEMENT OR ANY PRODUCT DEVELOPED BY THE PROVISION OF THE SERVICES.

1.3 Liaisons.  For each Services Schedule, each party will designate a liaison to facilitate communication between them.  Each party may change its liaison at any time by written notice to the other party.

1.4 Developer Assistance.  Developer will at its own cost provide to NLI full, good faith co-operation to assist NLI in providing the Services.  Without limiting the generality of the foregoing, Developer will perform such additional responsibilities, if any, as may be described in a Services Schedule.  If Developer fails to fulfill its responsibilities in a proper and timely manner and such failure is a direct cause of a delay in the performance of the Services or results in additional cost to NLI, then NLI will provide to Developer a written specification of such delay and NLI’s estimate of the resulting cost.  Developer will pay to NLI the cost at the then current rates of NLI for the Services involved and any time limits for performance will be extended by a period equal to the length of the delay.

1.5 Monitoring Progress.  The parties will meet periodically at the reasonable request of NLI to hold informal meetings on the progress of each Study.  Developer will also be available to meet at such times as are reasonably requested by NLI for technical consultations with NLI’s personnel regarding issues related to a Study.

1.6 Site Visits.  Developer’s authorized representatives may visit NLI’s site and facilities at times previously approved by NLI to: (a) observe the progress of the Studies, (b) inspect the work being done and materials being used for each Study, and (c) consult with NLI personnel concerning each Study.  NLI will provide safe and proper facilities for said representatives of Developer to accomplish any and all of the foregoing.  During such visits, Developer agrees to comply with NLI’s requirements and procedures relating to safety, security, and protection of confidential information.

1.7 Reports.  At intervals agreed upon by the parties, NLI will disclose to Developer any information, data and results obtained from conducting the Services, which disclosure will include, without limitation, copies of relevant summaries and reports, if any.  In addition, NLI will provide Developer with a written report within three (3) weeks after completion of each Services Schedule.

2.  Payment and Budget.

2.1 Estimated Budget; Accounting.  Each Services Schedule will contain an estimated budget for the performance of the Services Schedule as well as additional terms relating to such estimated budget.  NLI will provide to Developer at intervals stated in each Services Schedule an accounting of costs incurred and accrued to date.

2.2 Taxes.  The estimated budget specified in a Services Schedule will be exclusive of any federal, state or provincial tariffs, duties, sales, use or goods and services taxes or duties, all of which will be paid by Developer.

2.3 Invoices; Payment.  Unless otherwise agreed by the parties in writing, NLI will provide to Developer for each Services Schedule a separate invoice at intervals agreed upon in the “Schedule of Payments-Terms” included in such Services Schedule summarizing the Services performed during that period of time under that Services Schedule and the costs therefor.  Developer will pay each invoice within thirty (30) days of receipt in accordance with the “Schedule of Payments-Terms.”  Additionally, Developer will reimburse NLI for the cost of any other reasonable and necessary expenses which are related to NLI’s performance of this Agreement.  Developer will pay NLI interest at a rate of twelve percent (12%) per annum on all overdue payments from the date such payments were due until paid.

3.  Term of the Agreement.

3.1 Term.  The term of this Agreement will commence on the Effective Date and will continue in full force and effect thereafter until terminated as provided in this Article 3.

3.2 Termination of Agreement for Material Breach and Suspension of Services.  In addition to any other rights or remedies for breach available under this Agreement or at law or equity, either party may terminate this Agreement or any individual Services Schedule (a) if the other party commits a material breach and fails to cure the breach within thirty (30) days after receipt of written notice from such other party, or (b) if the other party becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against the other party any bankruptcy, receivership, reorganization or similar proceeding under any present or future debtor relief law.  Notice of termination of any Services Schedule will not be considered notice of termination of this Agreement unless specifically stated in the notice. In addition, NLI may suspend all activity relating to this Agreement if Developer fails to pay any invoice when due, and in such case, such suspension will not be considered a breach by NLI.

3.3 Termination for Convenience.  Either party may terminate a Service Schedule at any time, upon sixty (60) days prior written notice.

3.4 Termination of Agreement Upon Completion of All Services Schedules.  Either party may terminate this Agreement upon thirty (30) days prior written notice if the Services under all Services Schedules have been completed.

3.5 Payment Upon Termination.  In the event of early termination of any individual Services Schedule for a Study or, in the case of termination of this Agreement, all Services Schedules for all Studies, Developer will pay to NLI all undisputed sums owing to NLI for Services performed up to the effective termination date of such Services Schedule(s) and all obligations incurred relating to such Services Schedule(s) within thirty (30) days after the effective termination date.  Upon notice of termination, the parties will negotiate in good faith the tasks to be undertaken and the costs associated within the winding down of Services and closing out the Services Schedule(s), based upon the following understanding that all money previously paid by Developer to NLI will be kept by NLI and that labour will be charged at US$5,000 per week of analyst’s time for work carried out during the Study(ies).

3.6 Return of Materials and Equipment.  Upon termination of this Agreement or a Services Schedule or completion of the Services under a Services Schedule, NLI will, upon Developer’s request, and upon receipt of all moneys owing to it from Developer, (a) return to Developer all documents, information, and/or supplies furnished by Developer to NLI in connection with the Study (except that, in the case of physical samples and materials (collectively, “Samples”), NLI will return all remaining Samples - it being recognized that NLI may, in the course of performing Services, alter, sort and discard portions of and otherwise handle Samples provided by Developer), and (b) forward to Developer all equipment purchased by Developer for use by NLI with respect to such Services Schedule(s).

3.7 Survival. Articles 4, 5, 6, 7 and 8 and Sections 1.2, 2.3, 3.4, 3.5, 3.6, 9.1, 9.2, 9.8, 9.10 and such other provisions as may reasonably be expected to remain in force will survive termination of this Agreement.  Articles 4 and 6 will survive for the periods specified in Sections 4.2 and 6.4 respectively, Section 9.2 will survive for the period specified therein, and the other Sections and Articles indicated in this Section as surviving termination will survive indefinitely.  The termination of this Agreement will not affect the rights of any party to make a claim for damages arising from a breach of any provision of this Agreement which occurred prior to such termination.

4.  Records.

4.1 Records.  NLI’s officers, agents, and employees involved in any Study will keep complete, accurate and authentic accounts, notes, data and records of the Services performed under this Agreement and all results thereof.

4.2 Maintenance of Records. The accounts, notes, data and records referenced in Section 4.1 and all documents, information and materials relating thereto (collectively, the “Records”) will be maintained by NLI, unless otherwise requested by Developer, and the Records will remain with NLI.  Unless Developer is in breach of its payment obligations herein, NLI will maintain the Records for each Study for at least five (5) years after the completion of the relevant Services Schedule.  NLI may destroy any Records in its possession at the end of the five (5) year period without notice to Developer.  Upon request by Developer, NLI will provide copies of all requested Records to Developer.  Developer will pay all costs associated with having Records provided to it.

4.3 Access and Use by Developer.  Designated representatives of Developer will, upon reasonable notice to NLI, have access to and will be permitted to review all Records in the possession of NLI.

5.  Property Rights.

5.1 Physical Samples.  Developer will retain all right, title and interest in the Samples provided by Developer to NLI in connection with a Study.  NLI will use the Samples for the sole purpose of performing the Services for which the Samples were provided.  NLI hereby covenants that it will not use the Samples for any other purpose and will not transfer the Samples to any third party.

5.2 Equipment Purchased by Developer.  Developer will own all right, title and interest to any equipment purchased and delivered by Developer for use by NLI in the performance of Services.

5.3 Intellectual Property.

(a)
All rights to and interests in Developer Intellectual Property will remain solely in Developer and no right or interest therein is transferred or granted to NLI.  NLI acknowledges and agrees that it does not acquire a license or any other right to Developer Intellectual Property except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever occurs first.

(b)
NLI agrees that all Improvements to Developer Intellectual Property will be the sole and exclusive property of Developer and are hereby assigned to Developer without additional compensation to NLI.  NLI will take such steps as Developer may reasonably request (at Developer’s expense) to vest in Developer ownership of such Improvements.

(c)
Developer will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend at its sole expense, any patents that claim and/or cover the Improvements to Developer Intellectual Property.

(d)	All rights to and interests in NLI Intellectual Property will remain solely in NLI.

(e)
Developer agrees that all Improvements to NLI Intellectual Property will be the sole and exclusive property of NLI and are hereby assigned to NLI without additional compensation to Developer.  Developer will take such steps as NLI may reasonably request (at NLI’s expense) to vest in NLI ownership of such Improvements.

(f)
NLI agrees to grant to Developer a non-exclusive, perpetual, fully paid-up, worldwide license, with the right to sublicense, to use NLI Intellectual Property and Improvements to NLI Intellectual Property that has been used to carry out Services under this Agreement to develop and commercialize liposome formulations of …..

5.4 Retention of Records.  NLI will retain in its possession copies of any and all data, documents or information related to the performance of this Agreement required for regulatory, legal, insurance or record keeping purposes for the same period of time as NLI must maintain records for each Study pursuant to Section 4.2.

5.5 Patent Procurement and Enforcement.  Developer may, in its own discretion, file, prosecute, maintain and enforce in its own name and at its own expense, applications for patents on any patentable inventions comprising the Developer Intellectual Property as it relates to the product or compound described in the applicable Services Schedule.  Upon the request of Developer, and at Developer’s sole cost and expense and at NLI’s reasonable commercial rates, NLI will reasonably assist Developer in prosecuting such applications and enforcing any resulting patents and will execute and deliver any and all instruments necessary to make, file, prosecute, maintain and enforce all such patents, applications, provisional applications, divisions, continuations, continuations-in-part, reissues, reexaminations or renewals thereof.

6.  Confidentiality.

6.1 Parties’ Confidentiality Obligations.  Each party will keep strictly confidential and will not disclose or use for any purpose other than for performing its obligations under this Agreement any proprietary or confidential information of the other party, whether such information is oral or written or of a technical or commercial nature, including without limitation information in the form of biological materials, plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information.  Neither party will obtain any interest in the other party’s confidential information by reason of this Agreement or by reason of the disclosure of such confidential information pursuant to this Agreement.  Each party will take the steps reasonably necessary to protect the confidentiality of the other party’s confidential information.  Each party will provide the other party’s confidential information at least the same level of protection that it provides for its own propriety information.  Each party may disclose the other party’s confidential information only to its directors, officers, agents, employees and professional advisors who have a need to know such confidential information for the performance of this Agreement and Services Schedules hereunder, provided that such directors, officers, agents, employees and professional advisors are bound by obligations of nondisclosure and non-use substantially the same in scope as those contained in this Article.  Nothing in this Article will restrict a party’s use or disclosure of its own confidential or proprietary information.

6.2 Exceptions.  The foregoing restrictions of confidentiality and non-use will not apply to information that:

(a)	is or becomes publicly available without breach of this Agreement;

(b)	is disclosed to a party by a third party, provided such information was not obtained by said third party, directly or indirectly, from the other party on a confidential basis;

(c)	is already known to a party; or

(d)	is independently developed or discovered by a party without access to confidential information of the other party.

6.3 Permitted Disclosures.  Notwithstanding the foregoing, either party may disclose the confidential information of the other party to applicable regulatory authorities or if required by judicial or administrative process or timely disclosure requirements imposed by law or by stock exchange policies, provided that such party first provides to the other party prompt notice of such required disclosure, maintains confidentiality to the greatest extent permissible and takes such steps as may be reasonable in the circumstances to allow the other party to seek a protective order with respect to the confidentiality of the information required to be disclosed.

6.4 Survival of Confidentiality Obligations.  This obligation of confidentiality provided for in this Article will extend for five (5) years after the date of termination of this Agreement except with respect to trade secrets for which such obligation will continue in perpetuity.

6.5 Third Party Confidential Information.  Neither party will disclose to the other any confidential or proprietary information which belongs to any third party.

7.  Representations and Warranties.

7.1 No Inconsistent Obligations or Constraints Upon NLI and Developer.  Each party represents and warrants that it is qualified and permitted to enter into this Agreement and that the terms of the Agreement are not inconsistent with its other contractual arrangements.

7.2 Due Authorization.  Each party represents and warrants that the person executing this Agreement on its behalf has the full power and authority to enter into this Agreement on its behalf.

8.  Indemnification and Limitations of Liability.

8.1 Indemnification by Developer.  Developer hereby agrees to indemnify, defend and hold harmless NLI and its agents, employees, officers, directors, successors and assigns, from and against all liabilities, payments, obligations, losses, damages, claims, demands, actions, judgments and all costs and expenses (including legal fees and expenses on a solicitor and own client basis) associated with or incidental thereto which NLI may sustain, incur, pay or for which it may be become liable for:

(a)	in connection with the Services;

(b)
by reason of any infringement of third party intellectual property rights that arises in performing the Services or that arises out of the use by any person, for any purpose, of any product or compound resulting from or connected to any Services;

(c)	as a result of the use by any person, for any purpose, of any product or compound resulting from or connected to any Services.

8.2 Limitation on Indemnity.  Notwithstanding the provisions of Section 8.1, the indemnity provided therein will not apply with respect to any claims, demands, costs or judgments which arise, or are alleged to arise, from the proven negligence of NLI, its officers, agents, employees, contractors or consultants.

8.3 General Conditions of Indemnification.  Developer’s agreement to indemnify, defend and hold NLI harmless is conditioned on NLI (i) providing written notice to Developer of any claim, demand or action arising out of the indemnified activities within sixty (60) days after NLI has knowledge of such claim, demand or action (the failure of NLI to give notice in the manner provided in this Section will not relieve Developer of its obligations under this Article, except to the extent that such failure materially prejudices Developer’s ability to defend such claim); (ii) permitting Developer to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (iii) assisting Developer, at Developer’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without Developer’s written consent, such consent not to be unreasonably or arbitrarily withheld or delayed.

8.4 No Indemnity by NLI.  In no event will NLI be liable to indemnify Developer for any damage, cost, loss, expense or liability suffered or incurred by Developer as a result of the provision by NLI of the Services, including, without limitation, as a result of the infringement of any third party intellectual property rights arising out of the use by NLI or Developer of any method or process in the provision of the Services, or arising out of the use for any purpose of any product or compound resulting from or connected to any Services.

8.5 Limitation of Liabilities.  In no event will NLI be liable to Developer for any indirect, incidental, consequential, punitive, exemplary, aggravated or special damages, or damages for loss of revenue or pure economic loss including without limitation, loss of business, loss of profits or failure to realize anticipated savings even if NLI is advised of the likelihood of such damages.  Notwithstanding anything in this Agreement, Developer agrees that any liability on the part of NLI:

(a)
for breach of the representations and warranties or any of the other provisions of this Agreement, or any other breach giving rise to liability, including a breach of condition or fundamental term or fundamental breach or breaches; or

(b)	in any other way arising out of or related to this Agreement,

for any cause of action whatsoever and regardless of the form of action (including breach of contract, strict liability, tort including negligence or any other legal or equitable action), will be limited to Developer’s actual direct, provable damages in an amount not to exceed the total amount actually paid to NLI by Developer for the Services giving rise to the cause of action.

8.6 Limitation of Liability Benefits Employees.  Every exemption from liability, limitation and condition contained in this Agreement for the benefit of NLI and every defence and immunity of whatsoever nature applicable to NLI or to which NLI is entitled under this Agreement will also be available and will extend to protect every director, officer, employee, agent or independent contractor from time to time of NLI and, for the purpose of all such provisions and this Section, NLI is and will be deemed to be acting as agent and trustee on behalf of and for the benefit of all such directors, officers, employees, agents and independent contractors.

9.  Miscellaneous.

9.1 Advertising.  Neither party will use the other party's name or marks, refer to or identify the other party in any advertising or publicity releases or promotional or marketing correspondence to others without such other party's written approval.

9.2 Non-Solicitation.  Developer recognizes that the employees of NLI, and such employees’ loyalty and service to NLI, constitute a valuable asset of NLI.  Accordingly, during the term of this Agreement and for a period of six (6) months thereafter, Developer agrees not to make any offer of employment to, nor enter into an employment or consulting relationship with, any person who was employed by NLI within six months of such person’s employment by NLI.  If Developer makes any such offer of employment or enters into any such employment or consulting relationship with any such person, Developer will pay to NLI $100,000 as liquidated damages, and not as a penalty.

9.3 Relationship of Parties.  The relationship between the parties is that of independent contractors and neither party will have the authority to bind or act on behalf of the other party without its prior written consent.  This Agreement will not constitute, create, or in any way be interpreted as a joint venture, partnership or business organization of any kind.

9.4 Entire Agreement.  This Agreement, its Schedules and all Services Schedules attached hereto, will constitute the entire understanding of the parties relating to the subject matter of this Agreement and will not be changed or modified except in a writing and signed by authorized representatives of the parties.  All prior agreements, whether written or oral between the parties relating to the subject matter of this Agreement are superseded by this Agreement and are of no further force or effect. Developer and NLI acknowledge that they have entered into a separate confidentiality agreement dated October 2, 2007 (the “Confidentiality Agreement”).  Notwithstanding the foregoing, the confidentiality obligations set out in this Agreement are in addition to, and not in substitution for, the obligations of the parties set out in the Confidentiality Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms requiring greater protection of confidentiality will prevail.

9.5 Conflict of Terms.  In the event of a conflict between the terms of this Agreement and the terms of any Services Schedule, the terms of this Agreement will govern.

9.6 Severability.  If any provision of this Agreement will be deemed void in whole or in part for any reason whatsoever, the remaining provisions will remain in full force and effect.

9.7 Non-Waiver.  No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement will operate as a waiver thereof, nor will any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

9.8 Governing Law and Attornment. This Agreement will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, excluding the conflict of laws rules that would apply a different body of law.  The International Sale of Goods Act of British Columbia and the United Nations Convention on Contracts for the International Sale of Goods will not apply in any way to this Agreement or to the transactions contemplated by this Agreement or otherwise to create any rights or to impose any duties or obligations on any party to this Agreement.  The parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts of British Columbia and all courts competent to hear appeals therefrom with respect to any legal action or proceeding which may be brought at any time relating in any way to this Agreement.  Each of the parties irrevocably waives any objection it may now or in the future have to the venue of any such action or proceeding, and any claim it may now or in the future have that any such action or proceeding has been brought in an inconvenient forum.

9.9 Force Majeure.  In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected will be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above.  In the event of any such delay, the parties may, in their sole discretion, revise this Agreement by changing the “Schedule of Payments - Terms,” performance period, and other provisions, as appropriate, by mutual written agreement.  This Section will not apply to any failure to make any payment when due.

9.10 Notices.  All notices required or permitted hereunder will be given in writing and sent by facsimile transmission, or sent by a commercial courier service, or hand-delivered at the following address:

If to NLI:
Northern Lipids, Inc.
BC Research Institute
3650 Wesbrook Mall
Vancouver B.C.
Canada V6S 2L2
Attention:  Dr. Thomas E. Redelmeier
Facsimile: (604) 222-2563

If to Developer:
Neurokine Pharmaceuticals Inc.
1275 West 6th Avenue
Vancouver, B.C. Canada V6H 1A6

Attention: Ahmad Doroudian

Facsimile: (604) 225-0588

All notices will be deemed to have been received (a) when delivered, if sent by commercial courier service or hand-delivered, and (b) upon completion of successful transmission (as evidenced by the confirmation of transmission), if sent by fax.  Any party may change its address for notices from time to time by written notice in accordance with this Section.  Each party hereby irrevocably consents to service of process in the manner provided for delivery or faxing of notices in this Section (for clarity, nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law).

9.11 Compliance with Law.  Both parties hereto will perform the obligations as set forth herein in conformance with applicable laws.

9.12 Counterparts.  This Agreement may be executed in multiple counterparts (including fax counterparts), each of which will be deemed an original and all of which together will constitute one instrument.

9.13 No Implied Rights or License.  No right or license is granted under this Agreement by either party to the other, either expressly or by implication, except those specifically set forth herein.

9.14 Headings.  The headings in this Agreement are intended for convenience or reference and will not affect the Agreement’s interpretation.

9.15 Further Assurances.  Each of the parties will promptly execute and deliver to the other at the cost of the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created in favour of the other.

9.16 Assignment and Enurement.  This Agreement may not be assigned by either party without the prior written consent of the other.  Any attempted assignment of this Agreement not in compliance with this Section will be of no force or effect.  This Agreement will enure to the benefit of and be binding upon each party hereto, its successors and permitted assigns.  No assignment will relieve either party of the performance of any accrued obligation which such party may then have under this Agreement.

As Evidence of Their Agreement, the parties have duly executed this Agreement.

NEUROKINE PHARMACEUTICALS, Inc.	Northern Lipids Inc.

By: /s/ Ahmad Doroudian	By: /s/ Dr. Thomas Redelmeier
Name: Ahmad Doroudian, Ph.D.	Name: Dr. Thomas Redelmeier
Title: President & CEO	Title: President
Date: October 3, 2007	Date: October 3, 2007

SCHEDULE A

SAMPLE SERVICES SCHEDULE

Services Schedule No. NEURSS001

This Schedule is issued pursuant to the Master Service Agreement between Neurokine Pharmaceuticals and NLI (the “Agreement”).  Any capitalized term not otherwise defined herein will have the meaning specified in the Agreement. Except as specifically amended herein, all provisions of the Agreement shall remain in full force and effect.

1. Description of Service

R&D Program for targeted Liposome formulation of Etancercept

2. Parties’ Liaisons for Services

Developer Liaison: Dr. Hasan Salari
NLI Liaison: Dr. Simon Eastman

3. Description of Services
The purpose of this program is to: (i) establish a procedure to encapsulate etanercept in liposomes; (ii) prepare transferrin targeted pegylated lipids; and (iii) prepare several prototypes for in vivo experiments.

Etancercept is a large MW protein (~150 kilodaltons) protein that is chemically stable when formulated as a drug product. Out initial work will develop a process to encapsulate etanercept in liposome formulations composed of DOPC/CHOL/PEG2000-DSPE (55/40/5, mol/mol/mol) or DOPC/DOPG/CHOL/PEG2000-DSPE (45/10/40/5, mol/mol/mol). Liposomes of this composition should have “long-circulating” properties that shall be optimal for targeting to the endothelial cells lining the blood brain barrier. We anticipate that the encapsulation efficiency will be relatively independent of lipid composition, and that drug/lipid ratios of up to 0.05 (wt/wt) may be achievable. However, the initial development work shall focus on passive encapsulation of etancercept at 10 mg/mL with 50 mg/mL lipid. In practice, this means a target etanercept concentration of 0.02 - 1  mg/mL in the liposome formulation. This should be sufficient for the initial screening studies. The particle size, protein concentration and % encapsulation for the protein will be determined for the formulations.

The efficiency of liposome targeting to the endothelial cells lining the blood brain barrier is expected to be impacted by: (i) the presentation (orientation) of the targeting ligand on the liposome surface; (ii) the lipid composition; (iii) the affinity between the liposome presented ligand and the target; (iv) the number of targeting ligands per liposome; and (v) the number of receptors per endothelial cell. In principle, several receptors could be targeted including the LDL, insulin and transferrin receptors. However, in practice, most of the published work in this area has relied upon antibody mediated targeting to the transferrin receptor, and we recommend that the initial studies focus on similar systems. We recommend that two targeting strategies be investigated: (i) Ox26 (monoclonal IgG2a Ab against rat CD71); and human holo transferrin. This program shall prepare transferrin and antobdy conjugated PEG2000-DSPE that can be subsequently incorporated into the liposome formulations. The conjugation shall be carried out at a PEG2000-DSPE/protein molar ratio of 10.

The conjugate shall be subsequently incorporated into the liposomes at a ratio of 0, 10, 100 and 500 molecules per liposome. These liposomes shall be provided to Globe for in vivo investigations in rats.

4. Developer Responsibilities

Developer shall provide adequate quantities of Etanercept.

Developer shall be responsible for carrying out screening studies in appropriate animal models.

5. Schedule of Payments - Terms

Fees associated with this service are paid according to the Master Service Agreement. The fees for carrying out the study shall be CAD36,400.

Prices do not include direct charges for shipping, animals, materials and supplies consumed, travel arrangements or external contractors. NLI shall obtain the written consent of Developer as authorization for any single expenditure above CDN$3,000.

6. Schedule of Payments - Terms

Study payments will be made by the Developer to NLI according to the following schedule:

October 15, 2007	CAD$12,000
October 30, 2007	CAD$12,000
Upon invoice	CAD$12,600	Submission of Report
Upon invoice	Expenses

Agreed and accepted by:

Neurokine Pharmaceuticals	Northern Lipids Inc.
By: /s/ Ahmad Doroudian	By: /s/ Dr. Thomas Redelmeier
Title: President & CEO	Title: CEO
Date: October 3, 2007	Date: October 3, 2007

SCHEDULE “B”
NLI WORKS

Notwithstanding any other term of this Agreement, all right title and interest in the following will remain with NLI:

1.
All systems, programs, specifications, methods, processes, know-how, inventions, materials, data and equipment owned by NLI or in the possession of NLI prior to the execution of this Agreement and used by NLI in conjunction with the provision of the Services to Developer, or which are independent of the Services, and all systems, programs, specifications, methods, processes, know-how, inventions, materials, data and equipment developed by NLI during the course of performing the Services, other than Developer Intellectual Property.

2.
List all other NLI proprietary processes, methods, and the like that may be used in provision of Services and that are not to be included in the intellectual property rights being assigned to Developer:

(a)	General procedure to prepare liposome formulations of small molecules, proteins;

(b)	General procedure to incorporate targeting ligands into liposome formulations;

(c)	General procedure for the analysis of the liposome encapsulation of small molecules or proteins;

(d)	HPLC/UV, HPLC/ELSD, HPLC/CAD analysis of lipids.